January 15, 2010

Modification to Lease Agreement between Mifflin Management and Lakeland Industries, Inc. dated November 10, 2008.

Lakeland Industries, Inc.’s rental space has been reduced from two floors to one floor.

The rent therefore is being reduced from $880.00 per month to $440.00 per month.

All other terms and agreements remain the same.

Mifflin Management
PO Box 42
Mohnton, PA 19540

/s/ Mike Gallen